UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2008

GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This 8-K/A Amendment No. 1 is filed to correct a typographical error in Item 1.01. The expected natural gas price increase which the Company expects to receive should be $1.20 rather than $1.25 as originally filed. Except for that correction, there are no other changes and the Report is filed in its entirety solely for convenience of reference.
ITEM 1.01 Entry into a Material Definitive Agreement.
On January 31, 2008, GMX Resources Inc. (the “Company”) entered into a gas gathering and processing agreement with PVR East Texas Gas Processing LLC (“PVR”) for processing of all of the Company’s natural gas production from wells jointly owned with PVOG, which constitutes approximately 53% of the Company’s current production and is expected to increase the Company’s average natural gas price received by approximately $1.20/Mmbtu based on current commodity prices. Processing is expected to commence on or about March 1, 2008. The agreement has a term of 10 years and the Company pays a gathering fee of $0.30 per MMBTU, increasing by $0.01 per year, and is entitled to 100% of the purchase price of processed natural gas liquid products and residue gas. A copy of the agreement is filed as an exhibit to this report.
ITEM 3.03 Material Modification to Rights of Security Holders.
On January 31, 2008, Board of Directors of the Company approved an amendment to the Company’s Shareholder Rights Plan originally adopted in 2005 to increase the ownership threshold for when the rights become exercisable from 20% to 29% of the outstanding common stock. The Company believes that increasing the threshold will enable shareholders to accumulate larger blocks of common stock should they desire to do so, but still provide the Company shareholders with the benefits of the protection from a potential hostile takeover that the rights plan was designed to provide.
ITEM 9.01 Financial Statements and Exhibits.
The following Exhibits are filed as a part of this report:
10.1
Gas Gathering and Processing Agreement effective January 31, 2008 between PVR East Texas Gas Processing LLC and GMX Resources Inc. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed February 1, 2008)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.
By:	/s/ Ken L. Kenworthy
Ken L. Kenworthy, Chief Financial Officer

Date: February 1, 2008

INDEX TO EXHIBITS
10.1
Gas Gathering and Processing Agreement effective January 31, 2008 between PVR East Texas Gas Processing LLC and GMX Resources Inc. (Incorporated by reference to Exhibit 10.1 to Form 8-K filed February 1, 2008)